Exhibit 99.1

Calabasas, California (Business Wire) – October 27, 2005 – Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) (NASDAQ-NNM:BHBC), the parent company of First Bank of Beverly Hills (the “Bank”), reported net income for the quarter ended September 30, 2005 of $4.4 million, or $0.21 per diluted share, compared with net income of $3.0 million, or $0.14 per diluted share, for the quarter ended September 30, 2004.

For the nine months ended September 30, 2005, the Company’s net income was $11.2 million, or $0.52 per diluted share, compared with income from continuing operations of $7.6 million, or $0.36 per diluted share, for the nine months ended September 30, 2004. Total net income for the first nine months of 2004, including discontinued operations, was $18.7 million, or $0.88 per diluted share.

The Company’s consolidated results for the first nine months of 2004 included a pre-tax gain of $18.5 million (subsequently adjusted to $18.0 million) on the sale of its former loan servicing subsidiary, Wilshire Credit Corporation (“WCC”). The Company’s income from continuing operations, excluding the operating results of WCC and the gain on its sale, increased by 47% from the nine months ended September 30, 2004 to the nine months ended September 30, 2005.

Pre-tax income from continuing operations increased from $5.1 million for the third quarter of 2004 to $7.5 million for the third quarter of 2005, and from $13.1 million for the nine months ended September 30, 2004 to $19.2 million for the nine months ended September 30, 2005. The Company’s income tax provision of $8.0 million for the first nine months of 2005 includes approximately $2 million that is not expected to be currently payable in cash due to the utilization of the Company’s net operating loss carryforward.

The increase in income for the third quarter of 2005 over the third quarter of 2004 reflects a $2.3 million increase in loan fees and charges, primarily as a result of early loan payoffs. In addition, the Company recorded $48,000 in loan loss recaptures during the quarter, compared with a provision for loan losses of $0.3 million for the third quarter of 2004. Partially offsetting these increases in income was a decline in net interest income of $0.5 million, reflecting accelerated premium amortization associated with loan prepayments combined with a narrowing of the net interest margin.

The Company’s results for the nine months ended September 30, 2005 versus the comparable 2004 period reflect a $2.9 million increase in net interest income, a $2.9 million increase in other income, and $52,000 in loan loss recaptures compared with a loan loss provision of $0.6 million for the first nine months of 2004. These increases in income were partially offset by a $0.4 million increase in operating expenses.

The Company’s stockholders’ equity increased by $2.4 million during the nine months ended September 30, 2005, to $172.6 million, or $8.01 book value per diluted share. This increase reflects the Company’s net income of $11.2 million, the issuance of $0.4 million of common stock upon the exercise of stock options and a $0.3 million tax benefit from the exercise of non-qualified stock options, partially offset by cash dividends of $8.0 million on the Company’s common stock and net after-tax unrealized losses of $1.5 million on the Company’s portfolio of available-for-sale securities.

Consolidated Financial Highlights

The following tables present selected consolidated financial information for the Company for the periods and as of the dates indicated:

Operating Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
Net income	$4,422	$2,964	$11,183	$18,728
Income from continuing operations	4,422	2,964	11,183	7,613
Income from continuing operations before taxes	7,475	5,067	19,202	13,128
Net interest income	8,129	8,628	26,277	23,340
Earnings per share—diluted	0.21	0.14	0.52	0.88
Earnings per share from continuing operations—diluted	0.21	0.14	0.52	0.36
Net interest margin	2.38%	2.76%	2.66%	2.75%
Net interest spread	2.09%	2.40%	2.32%	2.40%
Return on average assets (annualized)	1.23%	0.93%	1.08%	2.13%
Return on average equity (annualized)	10.17%	8.40%	8.70%	18.62%
Return on average assets from continuing operations (annualized)	1.23%	0.93%	1.08%	0.87%
Return on average equity from continuing operations (annualized)	10.17%	8.40%	8.70%	7.57%
Efficiency ratio	34.66%	40.96%	38.56%	45.92%

Balance Sheet Data:	September 30, 2005	June 30, 2005	December 31, 2004	September 30, 2004
	(Dollars in thousands, except per share data)
Total assets	$1,410,392	$1,438,563	$1,338,114	$1,300,122
Stockholders’ equity	172,576	171,902	170,139	141,510
Book value per share—diluted	8.01	7.99	7.93	6.59
Total assets per employee	24,744	24,382	22,302	22,809

At December 31, 2004 and 2003, the Company recorded significant reductions in the valuation allowance against its deferred tax assets and, in accordance with generally accepted accounting principles (“GAAP”), recorded corresponding increases directly to stockholders’ equity. These adjustments resulted in a cumulative increase in average stockholders’ equity of $41.9 million for the quarter and nine months ended September 30, 2005, and $19.8 million for the corresponding 2004 periods. Excluding the effects of these direct adjustments to stockholders’ equity, the annualized return on equity on a non-GAAP basis would have been 13.42% for the third quarter of 2005 (as compared to 10.17%) and 11.51% for the nine months ended September 30, 2005 (as compared to 8.70%). For the third quarter of 2004, the annualized return on equity from continuing operations would have been 9.75% (as compared to 8.40%), and for the nine months ended September 30, 2004 would have been 8.88% (as compared to 7.57%). The Company believes that this provides a better comparison of the annualized return on equity between these periods, since the reduction in valuation allowance for the deferred tax asset increased average equity in significantly disproportionate amounts in 2005 as compared with 2004.

The Company’s operating highlights for the three and nine months ended September 30, 2005 included the following:

•

Net interest income was $8.1 million for the third quarter of 2005, down from $8.6 million for the third quarter of 2004. This decrease was due primarily to $0.9 million in amortization of loan premiums triggered by early loan payoffs during the quarter. Net interest income also was negatively impacted by the continuing rise in market interest rates and the flattening of the treasury yield curve, which have caused an increase in the Bank’s cost of funds as maturing deposits and borrowings were replaced by higher-costing deposits and borrowings. For the nine months ended September 30, 2005, net interest income was $26.3 million, compared with $23.3 million for the nine months ended September 30, 2004. The year-to-date increase was due primarily to the Bank’s higher average loan volume in 2005, which more than offset an increase in the Bank’s cost of funds. The Bank’s average interest-earning asset portfolio for the first nine months of 2005 was $1.3 billion, an increase of $214.9 million over the first nine months of 2004.

•	The net interest margin decreased by 38 basis points, to 2.38% for the third quarter of 2005 compared with 2.76% for the third quarter of 2004. The premium amortization charges (which are directly related to the significant increase in loan prepayment fees) described above accounted for approximately 26 basis points of the decline in margin; the remaining decline reflects a substantial increase in the Bank’s costs of funds brought about by the increase in market interest rates and the flattening of the treasury yield curve. For the nine-month period ended September 30, 2005, the net interest margin was 2.66%, a decrease of 9 basis points from the first nine months of 2004.

•	The Bank originated and purchased commercial real estate and multi-family mortgage loans in the aggregate of $32.9 million and $180.9 million for the quarter and nine months ended September 30, 2005, respectively. Loan origination activity has slowed throughout 2005 as compared with 2004, due primarily to the increase in interest rates, which reduced the number of refinancings, and also due to increasing competitiveness in loan pricing. The Bank’s pipeline of loans in process was $120.5 million as of September 30, 2005.

•	The Bank purchased $28.9 million and $112.5 million, respectively, of mortgage-backed securities (MBS) during the quarter and nine months ended September 30, 2005. Due to the increase in market interest rates, the Bank’s yield on MBS increased by 48 basis points, to 4.17% for the nine months ended September 30, 2005, compared with 3.69% for the nine months ended September 30, 2004.

•	The Bank’s total nonperforming assets declined to $2.5 million, or less than 0.2% of its total assets, as of September 30, 2005.

•	Effective September 30, 2005, the Company’s investment subsidiary, WFC Inc. (“WFC”), acquired a 100% interest in the returns generated by certain loan portfolios which WFC had acquired in a joint venture with a third party. Previously, WFC shared approximately 50% of the net cash flows from these loan portfolios with the co-investor. WFC recorded a gain of $0.4 million on the payoff of the participation liability to the co-investor during the third quarter.

•	Compensation expense for the quarter and nine months ended September 30, 2005 increased by $0.3 million and $0.7 million, respectively, over the corresponding 2004 periods, due primarily to an increase in the Bank’s lending staff and the opening of the Bank’s new branch in Calabasas in March 2005.

•	As of September 30, 2005, the Bank’s risk-based capital ratio was 14.50%, exceeding the 10.0% ratio required to be categorized as “well capitalized” under applicable regulations.

The following tables present selected operating and balance sheet data for First Bank of Beverly Hills for the periods and as of the dates indicated:

Operating Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Dollars in thousands)
Net income	$4,562	$3,503	$12,339	$9,276
Income before taxes	7,703	5,988	21,208	15,856
Net interest income	8,116	8,552	26,446	22,869
Net interest margin	2.38%	2.81%	2.70%	2.78%
Net interest spread	2.12%	2.67%	2.48%	2.62%
Efficiency ratio	29.58%	30.51%	31.32%	34.41%

Balance Sheet Data:	September 30, 2005	June 30, 2005	December 31, 2004	September 30, 2004
	(Dollars in thousands)
Total assets	$1,373,301	$1,401,513	$1,298,625	$1,278,742
Loans, net of allowance for loan losses	936,315	973,585	915,447	870,564
Deposits	595,668	593,558	580,085	595,862
Nonperforming assets	2,518	3,352	6,304	16,344
Nonperforming assets to total assets	0.18%	0.24%	0.49%	1.28%
Risk-based capital ratio	14.50%	12.33%	11.88%	11.85%
Total assets per employee	24,523	23,754	21,644	22,434

For further information, please see our website (www.bhbc.com) for our 10-Q Report and related communications (available on or about November 4, 2005).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Larry B. Faigin

Chairman of the Board and CEO

Beverly Hills Bancorp Inc.

(800) 515-1616

Joseph W. Kiley III

President and CEO

First Bank of Beverly Hills

(800) 515-1616

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands, except share data)

	September 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$25,317	$15,526
Mortgage-backed securities available for sale, at fair value	344,658	307,461
Investment securities available for sale, at fair value	13,754	13,819
Investment securities held to maturity, at amortized cost (fair value of $9,807 and $9,795)	9,695	9,657
Loans, net of allowance for loan losses of $7,104 and $7,277	936,275	915,383
Discounted loans, net of allowance for loan losses of $228 and $367	1,808	1,587
Stock in Federal Home Loan Bank of San Francisco, at cost	27,313	22,681
Real estate owned, net	62	1,769
Leasehold improvements and equipment, net	1,503	854
Accrued interest receivable	6,150	5,333
Deferred tax asset, net	36,992	37,412
Goodwill, net	3,054	3,054
Other tangible assets, net	—	129
Prepaid expenses and other assets	3,811	3,449

TOTAL	$1,410,392	$1,338,114

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest-bearing deposits	$4,928	$4,473
Interest-bearing deposits	569,657	537,487
Repurchase agreements	103,000	120,000
Accounts payable and other liabilities	13,775	10,559
FHLB advances	525,837	474,837
Junior subordinated notes payable to trust	20,619	20,619

Total liabilities	1,237,816	1,167,975

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 0 and 10,000,000 shares authorized, 0 shares outstanding	—	—
Common stock, $0.01 par value, 30,000,000 and 90,000,000 shares authorized, 26,945,478 and 26,777,554 shares issued (including treasury shares of 5,639,368)	269	268
Additional paid-in capital	165,417	164,740
Treasury stock, 5,639,368 shares, at cost	(15,224)	(15,224)
Retained earnings	24,668	21,442
Accumulated other comprehensive loss, net	(2,554)	(1,087)

Total stockholders’ equity	172,576	170,139

TOTAL	$1,410,392	$1,338,114

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
INTEREST INCOME:
Loans	$14,205	$11,824	$41,307	$32,876
Mortgage-backed securities	3,846	3,351	10,848	8,841
Securities and federal funds sold	438	288	1,217	863

Total interest income	18,489	15,463	53,372	42,580

INTEREST EXPENSE:
Deposits	4,665	3,033	12,044	9,424
Borrowings	5,695	3,802	15,051	9,816

Total interest expense	10,360	6,835	27,095	19,240

NET INTEREST INCOME	8,129	8,628	26,277	23,340
(RECAPTURE OF) PROVISION FOR LOSSES ON LOANS	(48)	338	(52)	552

NET INTEREST INCOME AFTER (RECAPTURE OF) PROVISION FOR LOSSES ON LOANS	8,177	8,290	26,329	22,788

OTHER INCOME:
Loan related fees and charges	2,401	143	3,264	664
Deposit fees and charges	16	78	52	273
Gain (loss) on sales of loans, net	13	7	(8)	55
Gain on sale of securities, net	—	113	—	386
Real estate owned, net	—	—	192	70
FHLB stock dividend income	285	213	795	507
Other income (loss), net	522	(27)	596	(1)

Total other income	3,237	527	4,891	1,954

OTHER EXPENSES:
Compensation and employee benefits	1,911	1,594	5,675	4,988
Professional fees	718	857	2,346	2,484
Occupancy	235	203	746	605
FDIC insurance premiums	85	127	252	352
Loan expenses	76	13	272	114
Data processing	95	151	325	418
Insurance	171	290	518	636
Depreciation	92	75	238	261
Amortization of intangibles	—	65	129	194
Directors expense	149	93	419	473
Other general and administrative expense	407	282	1,098	1,089

Total other expenses	3,939	3,750	12,018	11,614

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	7,475	5,067	19,202	13,128
INCOME TAX PROVISION	3,053	2,103	8,019	5,515

INCOME FROM CONTINUING OPERATIONS	4,422	2,964	11,183	7,613

DISCONTINUED OPERATIONS:
INCOME FROM OPERATIONS OF DISCONTINUED SEGMENT (INCLUDING GAIN ON DISPOSAL OF $18,516 IN 2004)	—	—	—	19,000
INCOME TAX PROVISION	—	—	—	7,885

INCOME FROM DISCONTINUED OPERATIONS	—	—	—	11,115

NET INCOME	$4,422	$2,964	$11,183	$18,728

Earnings per share – basic:
Income from continuing operations	$0.21	$0.14	$0.53	$0.37
Discontinued operations	—	—	—	0.54

Net income	$0.21	$0.14	$0.53	$0.91

Earnings per share – diluted:
Income from continuing operations	$0.21	$0.14	$0.52	$0.36
Discontinued operations	—	—	—	0.52

Net income	$0.21	$0.14	$0.52	$0.88

Weighted average number of shares – basic	21,243,550	21,136,519	21,187,687	20,650,550
Weighted average number of shares – diluted	21,517,100	21,458,548	21,488,239	21,344,523